EXHIBIT 5.01

December 30, 2003

Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, CA 94608

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-3, as amended (the “Registration Statement”) filed by Netopia, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) on or about December 30, 2003 in connection with the registration under the Securities Act of 1933, as amended, of the resale of up to 160,000 shares of the Company’s Common Stock (the “Stock”) that are presently issued and outstanding and held by the selling stockholders named in the Registration Statement.

In rendering this opinion, I have made such investigations of fact, and have reviewed such documents and other instruments, as I have deemed necessary or appropriate.

In connection with my opinion expressed below, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing, it is my opinion that the shares of Stock to be offered and sold by the selling stockholders named in the Registration Statement and have been duly authorized and legally issued, and are fully paid and non-assessable. I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion is intended for the Company’s use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

Very truly yours,

/s/ David A. Kadish

By: David A. Kadish Senior Vice President and General Counsel